Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2010 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Company to Host Conference Call at 10:00 A.M. on March 18, 2011

Financial and Operational Highlights

•	Fourth quarter 2010 net income of $2.9 million, or $0.27 per diluted share

•	2010 fourth quarter gross premiums written improved 15% to $31.4 million

•	FY 2010 gross premiums written improved 1.8% to $158.6 million

•	FY 2010 net loss of $0.9 million, or $0.09 per diluted share

•	80,500 policies-in-force at December 31, 2010

•	Cash and investment holdings of $126.2 million at December 31, 2010

•	Book value per share of $4.28 at December 31, 2010

St. Petersburg, FL - March 17, 2011: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and for the year ended December 31, 2010. (See attached tables)

2010 Fourth Quarter

Net income for the fourth quarter was $2.9 million, or $0.27 per diluted share, compared to a net loss of $1.2 million, or $0.11 per diluted share, during the same period last year.

Net premiums earned increased to $18.0 million from $16.3 million in the prior year quarter. United reported net investment income of $826,000 compared to $1.1 million in the prior year quarter. The Company reported Net realized investment gains of $4.1 million compared to $1.1 million for the same period last year.

Losses and LAE for the fourth quarter were $10.1 million compared with $9.8 million in the prior year quarter . Policy acquisition costs decreased to $5.3 million from $6.9 million n the fourth quarter of 2009. Operating expenses and general and administrative expenses, for the three months ended December 31, 2010 and 2009, were $3.5 million and $3.8 million, respectively.

Full Year 2010

For the year ended December 31, 2010, United reported a net loss of $925,000, or $0.09 per diluted share, compared to generating net income of $4.1 million, or $0.38 per diluted share, for the same period last year.

Net premiums earned decreased to $66.9 million from $78.2 million in the prior year. Net investment income decreased to $3.9 million from $4.8 million for the same period last year. Net realized investment gains increased to $4.3 million in 2010 compared to $1.8 million in 2009. United recorded an other-than-temporary impairment charge of $97,000 in the current year compared to $1.9 million for the same period last year.

Losses and loss adjustment expenses increased to $42.5 million compared to $40.8 million in the prior year.
Policy acquisition costs decreased to $21.7 million in 2010 from $23.5 million in 2009. Operating expenses and general and administrative expenses remained flat at $14.7 million for 2010 and 2009. Interest expense decreased to $1.8 million compared to $3.2 million for the same period last year. Other expenses increased to $726,000 from $0 in the prior year.

Balance Sheet Highlights

United's cash and investment holdings totaled $126.2 million at December 31, 2010, compared to $160.1 million at December 31, 2009 because the Company reduced its outstanding debt by $22.6 million during the year and accelerated its reinsurance premium payments. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 93% and 96% of United's total investments at December 31, 2010, and December 31, 2009, respectively.

United's Chief Executive Officer, Don Cronin stated, “We feel that the Company is beginning to turn a corner during this unprecedented cost and rate environment. We reported a profit in the fourth quarter and saw our gross written premiums increase 15% from the prior year period. We also increased our policies-in-force during the period from the third quarter, which was the first quarter of sequential growth in 2010.” United experienced a significant increase in its policies-in-force in 2009, and throughout 2010 worked to mitigate its risk exposure through the non-renewal of selected policies that did not conform to United's exposure management plan. The Company continues to benefit from the effects of two rate increases implemented over the past 18 months as it renews existing policies and writes new policies. In addition, United has received approval by the Florida Office of Insurance Regulation for an additional 15.9% average rate increase on its homeowner product.

Mr. Cronin continued, “We continued to diversify our book of business through our expansion into South Carolina in July and our approval to begin writing in Massachusetts. We feel that this expansion is a strong complement to our existing operations in Florida and can serve as a driver of policy and revenue growth in 2011 and beyond.”

United is in varying stages of discussion with state regulatory authorities regarding its desire to write property insurance in Rhode Island, New York, North Carolina and New Jersey. The Company believes that its products particularly fit the needs of homeowners in these regions of the United States, while also further diversifying United's book of business.

Conference Call

The Company will hold its quarterly conference call to discuss these results on Friday, March 18, 2011, at 10:00 a.m. Eastern Time.

The dial-in numbers are:
(866) 861-6730 (US)
(706) 679-0882 (International)

A recorded replay of the call will be available until 11:59 p.m. Eastern Time on March 20, 2011. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 44077439 for the replay.

A live webcast of the call can be accessed at www.upcic.com in the “Events & Presentations” section. If you are unable to participate in the live call, the webcast version of the conference call will be available at the same link following the call. Listeners interested in participating in the Q&A session should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services homeowners insurance in Florida and South Carolina and is licensed to write property & casualty insurance in Massachusetts. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through three wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, and the expansion into South Carolina and other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Joe Peiso		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / jpeiso@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com

Condensed Consolidated Statements of Income
In thousands, except share and per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
REVENUE:
Gross premiums written	$31,378	$27,312	$158,637	$155,840
Decrease (increase) in gross unearned premiums	8,142	12,363	(3,330)	553
Gross premiums earned	39,520	39,675	155,307	156,393
Ceded premiums earned	(21,523)	(23,353)	(88,452)	(78,212)
Net premiums earned	17,997	16,322	66,855	78,181
Net investment income	826	1,115	3,879	4,831
Net realized investment gains	4,112	1,057	4,346	1,837
Other-than-temporary impairment of investments	(97)	—	(97)	(1,878)
Other revenue	837	956	5,008	5,498
Total revenue	23,675	19,450	79,991	88,469
EXPENSES:
Losses and loss adjustment expenses	10,067	9,823	42,533	40,755
Policy acquisition costs	5,328	6,917	21,712	23,482
Operating expenses	1,624	2,405	7,155	7,696
General and administrative expenses	1,837	1,363	7,506	7,032
Interest expense	130	817	1,767	3,177
Total expenses	18,986	21,325	80,673	82,142
Income (loss) before other expenses	4,689	(1,875)	(682)	6,327
Other expenses	—	—	726	—
Income (loss) before income taxes	4,689	(1,875)	(1,408)	6,327
Provision for (benefit from) income taxes	1,794	(694)	(483)	2,270
Net income (loss)	$2,895	$(1,181)	$(925)	$4,057
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gain on investments	(2,065)	(68)	2,093	4,152
Reclassification adjustment for net realized investment gains	(4,112)	(1,057)	(4,346)	(1,837)
Reclassification adjustment for recognized other-than-temporary impairments	97	—	97	1,878
Income tax expense related to items of other comprehensive income	2,345	434	832	(1,595)
Total comprehensive income (loss)	$(840)	$(1,872)	$(2,249)	$6,655

Weighted average shares outstanding
Basic and Diluted	10,573,932	10,573,932	10,573,932	10,568,247

Earnings (loss) per share
Basic and Diluted	$0.27	$(0.11)	$(0.09)	$0.38

Dividends declared per share	$—	$0.05	$0.05	$0.15

Condensed Consolidated Balance Sheets
In thousands, except share and par value amounts

	December 31,
	2010	2009
ASSETS
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $50,984 and $125,920, respectively)	$50,683	$128,020
Equity securities (adjusted cost of $3,666 and $5,000, respectively)	3,615	4,704
Other long-term investments	300	300
Total investments	54,598	133,024
Cash and cash equivalents	71,644	27,086
Accrued investment income	414	1,119
Premiums receivable, net	7,825	7,544
Reinsurance recoverable on paid and unpaid losses	27,304	25,477
Prepaid reinsurance premiums	38,307	40,285
Deferred policy acquisition costs	9,342	9,256
Other assets	4,187	3,967
Total Assets	$213,621	$247,758
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$47,414	$44,112
Unearned premiums	77,161	73,831
Reinsurance payable	14,982	28,162
Other liabilities	10,536	12,154
Notes payable, net	18,235	41,428
Total Liabilities	168,328	199,687
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2010 and 2009	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 issued and outstanding for 2010 and 2009	1	1
Additional paid-in capital	75	75
Accumulated other comprehensive income	(216)	1,108
Retained earnings	45,433	46,887
Total Stockholders' Equity	45,293	48,071
Total Liabilities and Stockholders' Equity	$213,621	$247,758